CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Exhibit 4.7

Execution version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION HAS BEEN MARKED AS “[REDACTED]”.

Dated	7 June	2023

HAFNIA TANKERS SHIPHOLDING SINGAPORE PTE. LTD.

HAFNIA TANKERS SHIPHOLDING ALPHA PTE. LTD. HAFNIA

TANKERS SINGAPORE SUB-HOLDING PTE. LTD. as Borrowers

and HAFNIA LIMITED as

Parent

and

NORDEA BANK ABP, FILIAL I NORGE

as Agent

AMENDMENT AGREEMENT RELATING TO AN UP TO $472,850,000 SENIOR SECURED TERM LOAN AND REVOLVING CREDIT FACILITY DATED 24

SEPTEMBER 2019

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Contents

Clause		Page

1	Definitions and interpretation	1

2	Amendments	1

3	Continuing obligations	21

4	Effective date	22

5	Confirmations	23

6	Fees and expenses	23

7	Governing law	23

8	Enforcement	23

9	Miscellaneous	23

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

THIS AGREEMENT is dated	7 June	2023 and made between:

1)	HAFNIA TANKERS SHIPHOLDING SINGAPORE PTE. LTD., HAFNIA TANKERS SHIPHOLDING ALPHA PTE. LTD. AND HAFNIA TANKERS SINGAPORE SUB-HOLDING PTE. LTD., companies incorporated under the laws of Singapore as borrowers (the Borrowers);

2)	HAFNIA LIMITED, a company incorporated under the laws of Bermuda (the Parent); and

3)	NORDEA BANK ABP, FILIAL I NORGE as agent of the other Finance Parties (the Agent).

IT IS AGREED as follows:

1	Definitions and interpretation

1.1	In this Agreement:

Effective Date has the meaning given in clause 4 (Effective Date)

Original Agreement means the facility agreement for senior secured loans of up to US$472,850,000 dated 24 September 2019 between the Borrowers, the Parent, the Facility Co• ordinator, the Agent, the Security Agent, the Arrangers, the Lenders and the Hedging Providers.

1.2	In this Agreement unless a contrary indication appears:

(a)	No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by anyone other than a party to this Agreement.

(b)	In accordance with the Original Agreement, each of the Borrowers, the Parent and the Agent designate this Agreement a Finance Document.

(c)	Terms and expressions defined in the Original Agreement shall have the same meanings when used herein, unless otherwise defined herein or the context otherwise requires.

(d)	The provisions of Clause 1.2 (Construction) in the Original Agreement apply to this Agreement as if set out in it with all necessary changes and as if references to the Original Agreement referred to this Agreement.

1.3	The provisions of clause 44 (Contractual recognition of bail-in) in the Original Agreement apply to this Agreement as if set out in it with all necessary changes and as if references to Finance Documents referred to this Agreement.

2	Amendments

With effect from the Effective Date, the Original Agreement will be amended as follows:

2.1	The following amendments shall be made in clause 1.1 (Definitions):

(b)	a new definition of “Amendment Agreement” shall be inserted, in alphabetical order, as follows:

“Amendment Agreement means the amendment agreement dated

      7 June       2023 made between the Borrowers, the Parent and the

Agent, amending certain terms of this Agreement.”

(c)	the definition of “Break Costs” shall be deleted in its entirety, and replaced with the following:

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

“Break Cost:

(a)	means, in respect of a Term Rate Loan, the amount (if any) by which:

(i)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in any Loan or relevant part of it or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or relevant part of it or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period; and

(b)	in respect of a Compounded Rate Loan, has the meaning given to the term in Schedule 8 (Compounded Rate Terms).”

(d)	the definition of “Business Day” shall be deleted in its entirety, and replaced with the following:

“Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in New York, Stockholm, Copenhagen, Frankfurt, Singapore, Oslo and London and:

(a)	in relation to determining LIBOR, a London Business Day; and

(b)	in relation to:

(i)	any date for payment or purchase of an amount relating to a Compounded Rate Loan; or

(ii)	the determination of the first day or the last day of an Interest Period for a Compounded Rate Loan or Unpaid Sum, or otherwise in relation to the determination of the length of such an Interest Period, which is a RFR Banking Day relating to that Loan or Unpaid Sum.”

(e)	a new definition of “Central Bank Rate” shall be inserted, in alphabetical order, as follows:

“Central Bank Rate has the meaning given to that term in the Compounded Rate Terms.”

(f)	a new definition of “Central Bank Rate Adjustment” shall be inserted, in alphabetical order, as follows:

“Central Bank Rate Adjustment has the meaning given to that term in the Compounded Rate Terms.”

(g)	a new definition of “Compounded Rate Interest Payment” shall be inserted, in alphabetical order, as follows:

“Compounded Rate Interest Payment” means the aggregate amount of interest that:

(a)	is, or is scheduled to become, payable under any Finance Document; and

(b)	relates to a Compounded Rate Loan.”

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(h)	a new definition of “Compounded Rate Loan” shall be inserted, in alphabetical order, as follows:

“Compounded Rate Loan means any Loan or, if applicable, any Unpaid Sum which is, or becomes, a ‘Compounded Rate Loan’ pursuant to clause 8A (Rate Switch).”

(i)	a new definition of “Compounded Rate Supplement” shall be inserted, in alphabetical order, as follows:

“Compounded Rate Supplement means a document which:

(a)	is agreed in writing by the Borrowers, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies the relevant terms which are expressed in this Agreement to be determined by reference to Compounded Rate Terms; and

(c)	has been made available to each Borrower and each Finance Party.”

()	a new definition of “Compounded Rate Terms” shall be inserted, in alphabetical order, as follows:

“Compounded Rate Terms means the terms set out in Schedule 8 (Compounded Rate Terms) or in any Compounded Rate Supplement.”

(k)	a new definition of “Compounded Reference Rate” shall be inserted, in alphabetical order, as follows:

“Compounded Reference Rate means, in relation to any RFR Banking Day during the Interest Period of a Compounded Rate Loan, the percentage rate per annum which is the aggregate of:

(a)	the Daily Non-Cumulative Compounded RFR Rate for that RFR Banking Day; and

(b)	the applicable Credit Adjustment Spread.”

(I)	a new definition of “Compounding Methodology Supplement” shall be inserted, in alphabetical order, as follows:

“Compounding Methodology Supplement means, in relation to the Daily Non• Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate, a document which:

(a)	is agreed in writing by the Borrowers, the Agent (in its own capacity) and the Agent (acting on the instructions of the Majority Lenders);

(b)	specifies a calculation methodology for that rate; and

(c)	has been made available to each Borrower and each Finance Party.”

(m)	a new definition of “Credit Adjustment Spread” shall be inserted, in alphabetical order, as follows:

“Credit Adjustment Spread means, in respect of any Compounded Rate Loan, any rate which is either:

(a)	specified as such in the Compounded Rate Terms; or

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(b)	determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology specified in the Compounded Rate Terms.”

(n)	a new definition of “Cumulative Compounded RFR Rate” shall be inserted, in alphabetical order, as follows:

“Cumulative Compounded RFR Rate means, in relation to an Interest Period for a Compounded Rate Loan the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 10 (Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.”

(o)	a new definition of “Daily Non-Cumulative Compounded RFR Rate” shall be inserted, in alphabetical order, as follows:

“Daily Non-Cumulative Compounded RFR Rate means, in relation to any RFR Banking Day during an Interest Period for a Compounded Rate Loan, the percentage rate per annum determined by the Agent (or by any other Finance Party which agrees to determine that rate in place of the Agent) in accordance with the methodology set out in Schedule 9 (Daily Non-Cumulative Compounded RFR Rate) or in any relevant Compounding Methodology Supplement.”

(p)	a new definition of “Daily Rate” shall be inserted, in alphabetical order, as follows:

“Daily Rate means the rate specified as such in the Compounded Rate Terms.”

(q)	the definition of “Finance Documents” shall be amended by inserting the following words at the end of the definition before the words “and any other document designated as such by the Agent and the Borrowers”:

“, the Amendment Agreement, any Compounded Rate Supplement, any Compounding Methodology Supplement”

(r)	a new definition of “Funding Rate” shall be inserted, in alphabetical order, as follows:

“Funding Rate means any individual rate notified by a Lender to the Agent pursuant to clause 10.4(a)(ii) (Cost of funds).”

(s)	a new definition of “Lookback Period” shall be inserted, in alphabetical order, as follows:

“Lookback Period means the number of days specified as such in the Compounded Rate Terms.”

(t)	a new definition of “Market Disruption Rate” shall be inserted, in alphabetical order, as follows:

“Market Disruption Rate means the rate (if any) specified as such in the Compounded Rate Terms.”

(u)	a new definition of “Quoted Tenor” shall be inserted, in alphabetical order, as follows:

“Quoted Tenor means, in relation to the Screen Rate, any period for which that Screen Rate is customarily displayed on the relevant page or screen of an information service.”

(v)	a new definition of “Rate Switch Date” shall be inserted, in alphabetical order, as follows:

“Rate Switch Date means 1 July 2023.”

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(w)	a new definition of “Relevant Market” shall be inserted, in alphabetical order, as follows:

“Relevant Market means, prior to the Rate Switch Date (or as the context may require, in relation to a Term Rate Loan) the Interbank Market and on or after the Rate Switch Date (or as the context may require in relation to a Compounded Rate Loan), the market specified as such in the Compounded Rate Terms.”

(x)	a new definition of “Reporting Day” shall be inserted, in alphabetical order, as follows:

“Reporting Day means the day (if any) specified as such in the Compounded Rate Terms.”

(y)	a new definition of “Reporting Time” shall be inserted, in alphabetical order, as follows:

“Reporting Time means the relevant time (if any) specified as such in the Compounded Rate Terms.”

(z)	a new definition of “RFR” shall be inserted, in alphabetical order, as follows:

“RFR has the meaning given to it in Schedule 8 (Compounded Rate Terms).”

(aa)	a new definition of “RFR Banking Day” shall be inserted, in alphabetical order, as follows:

“RFR Banking Day has the meaning given to it in Schedule 8 ( Compounded Rate Terms).”

(bb)	the definition of “Screen Rate” shall be deleted in its entirety and replaced with the following:

“Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars and the relevant period displayed on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate).”

(cc)	a new definition of “Term Rate Loan” shall be inserted, in alphabetical order, as follows:

“Term Rate Loan” means any Loan, or, if applicable, Unpaid Sum which is not a Compounded Rate Loan.”

2.2	Clause 1.2(s) (Construction) shall be deleted in its entirety and replaced with the following:

“month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	other than where paragraph (ii) below applies:

(A)	(subject to paragraph (C) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in the calendar month in which that period is to end (if there is one) or on the immediately preceding Business Day (if there is not);

(B)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(C)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(ii)	in relation to an Interest Period for a Compounded Rate Loan (or any other period for the accrual of commission or fees) or a period at the end of which a Repayment Date falls, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, subject to adjustment in accordance with the rules specified as Business Day Conventions in the Compounded Rate Terms.

The above rules will only apply to the last month of any period.”

2.3	The following sub-clauses will be added to clause 1.2 (Construction):

“(ff)	a Lender’s “cost of funds” in relation to its participation in a Loan is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Loan for a period equal in length to the Interest Period of that Loan;”

2.4	The following sub-clauses will be added to clause 1.2 (Construction):

(gg)	A reference in this Agreement to a page or screen of an information service displaying a rate shall include:

(i)	any replacement page of that information service which displays that rate; and

(ii)	the appropriate page of such other information service which displays that rate from time to time in place of that information service,

and, if such page or service ceases to be available, shall include any other page or service displaying that rate specified by the Agent after consultation with the Borrowers.

(hh)	A reference in this Agreement to a Central Bank Rate shall include any successor rate to, or replacement rate for, that rate.

(ii)	Any Compounded Rate Supplement overrides anything in:

(i)	Schedule 8 (Compounded Rate Terms); or

(ii)	any earlier Compounded Rate Supplement.

(ij)	A Compounding Methodology Supplement relating to the Daily Non-Cumulative Compounded RFR Rate or the Cumulative Compounded RFR Rate overrides anything relating to that rate in:

(i)	Schedule 9 (Daily Non-Cumulative Compounded RFR Rate) or Schedule 10 (Cumulative Compounded RFR Rate), as the case may be; or

(ii)	any earlier Compounding Methodology Supplement.”

2.5	Clause 5.13 (Lenders’ participation) shall be deleted in its entirety and replaced with the following: “The Agent shall promptly notify each Lender of the amount of each Loan and the amount of its participation in each Loan and, if different, the amount of that participation to be made available in accordance with clauses 35.1 and 35.2 (Payments to the Agent), in each case by 11:00 a.m. (Singapore time) on the Business Day 4 Business Days before the first day of an Interest Period.”

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

2.6	Clause 7.6 (Voluntary prepayment) shall be deleted in its entirety and replaced with the following:

“Voluntary prepayment

7.6	The Borrowers may, if they give the Agent not less than:

(a)	in the case of a Term Rate Loan, five (5) Business Days’ prior written notice; or

(b)	in the case of a Compounded Rate Loan, five (5) RFR Banking Days’ prior written notice,

prepay the whole or part of the Loans (but if in part, being an amount that reduces the amount of the Loans by a minimum amount of $5,000,000), on the last day of an Interest Period for the Loans (or any other date subject to the payment of Break Costs (if any)). No penalty shall be applied to any voluntary prepayment under this clause provided that, in respect of the Compounded Rate Loans, the number of prepayments in any calendar year shall be limited to no more than five (5) times per calendar year.A prepayment fee of $5,000 shall be paid to the Agent for each additional voluntary prepayment (being the sixth (6”) and any subsequent voluntary prepayments) in any calendar year. The Borrower may in its discretion nominate which Loans to prepay. Any prepayment of the Term Loan shall reduce the remaining repayment instalments under the Term Loan in accordance with clause 6.5 (Adjustment of scheduled repayments).”

2.7	Clause 7.22 (Restrictions) shall be deleted in its entirety and replaced with the following:

“7.22	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, if the prepayment is made otherwise than on the last day of the relevant Interest Period, subject to any Break Costs and Clause 7.6 (Voluntary prepayment), without premium or penalty.”

2.8	A new clause 8A (Rate Switch) shall be inserted before clause 8 (Interest) as follows:

“SA	Rate Switch

Switch to Compounded Reference Rate

8A.1	Subject to clause 8A.2 (Delayed switch for existing Term Rate Loans), on and from the Rate Switch Date:

(a)	use of the Compounded Reference Rate will replace the Screen Rate for the calculation of interest for each Loan; and

(b)	any Loan or any Unpaid Sum will be a Compounded Rate Loan and clause 8.2 (Calculation of interest- Compounded Rate Loans) will apply to each such Loan or Unpaid Sum.

Delayed switch for existing Term Rate Loans

8A.2	If the Rate Switch Date falls before the last day of an Interest Period for a Term Rate Loan:

(a)	that Loan shall continue to be a Term Rate Loan for that Interest Period and clause 8.1 (Calculation of interest -- Term Rate Loan) shall continue to apply to that Loan for that Interest Period;

(b)	any provision of this Agreement which is expressed to relate to US dollars where the Rate Switch Date has occurred shall not apply in relation to that Loan for that Interest Period; and

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(c)	on and from the first day of the next Interest Period (if any) for that Loan: (i) that Loan shall be a “Compounded Rate Loan”; and
(ii)	clause 8.2 (Calculation of interest -- Compounded Rate Loan) shall apply to that Loan.

For the avoidance of doubt, it is hereby accepted and agree that insofar as the Rate Switch Date is 1 July 2023, that the Term Loan shall be a Term Rate Loan for its’ Interest Period beginning on 30 June 2023 and that the Term Loan shall become a Compounded Rate Loan on and from the first day of its’ Interest Period beginning on 30 September 2023.”

2.9	Clause 8 (Interest) shall be deleted in its entirety and replaced with the following:

“8	Interest

Calculation of interest -- Term Rate Loan

8.1	The rate of interest on each Term Rate Loan for its Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Calculation of interest -- Compounded Rate Loan

(a)	The rate of interest on each Compounded Rate Loan for any day during an Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	Compounded Reference Rate for that day.

(b)	If any day during an Interest Period for a Compounded Rate Loan is not an RFR Banking Day, the rate of interest on that Compounded Rate Loan for that day will be the rate applicable to the immediately preceding RFR Banking Day.

Payment of interest

8.3	The Borrowers shall pay accrued interest on:

(a)	each Revolving Credit Facility Loan; and

(b)	on the Term Loan, on the last day of each Interest Period.

Default interest

8.4	If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Contract) on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.5 below, is two per cent (2%) per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan to which it relates for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 8.4 shall be immediately payable by the Obligor on demand by the Agent.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

8.5	If any overdue amount consists of all or part of a Term Rate Loan which became due on a day which was not the last day of an Interest Period relating to that Loan or the relevant part of it:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent (2%) per annum higher than the rate which would have applied if the overdue amount had not become due.

8.6	Default interest payable (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

Notification of rates of interest

8.7	The Agent will promptly notify the Lenders and the Borrowers of the determination of a rate of interest relating to a Term Rate Loan.

8.8	The Agent shall promptly upon a Compounded Rate Interest Payment being determinable relating to a Compounded Rate Loan notify:

(a)	each Borrower of that Compounded Rate Interest Payment;

(b)	each relevant Lender of the proportion of that Compounded Rate Interest Payment which relates to that Lender’s participation in the relevant Loan; and

(c)	the relevant Lenders and the Borrowers of:

(i)	each applicable rate of interest relating to the determination of that Compounded Rate Interest Payment; and

(ii)	to the extent it is then determinable, the Market Disruption Rate (if any) relating to the Compounded Rate Loan.

This clause 8.8 shall not apply to any Compounded Rate Interest Payment determined pursuant to clauses 10.4 or 10.5 ( Cost of funds).

8.9	The Agent shall as soon as practicable notify the Borrowers of each Funding Rate relating to a Loan.

8.10	The Agent shall promptly notify the relevant Lenders and the Borrowers of the determination of a rate of interest relating to a Loan to which clauses 10.4 or 10.5 ( Cost of funds) applies.

8.11	This clause shall not require the Agent to make any notification to any Party on a day which is not a Business Day.”

2.10	Clause 9.8 ( Selection of Interest Periods) shall be deleted in its entirety and replaced with the following:

“9.8	No Interest Period shall extend beyond:

(a)	30 September 2023 (in respect of any Term Rate Loan); or

(b)	the Final Repayment Date (in respect of a Loan).”

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

2.11	Clause 9.10 (Non-Business Days) shall be deleted in its entirety and replaced with the following:

“9.10	Non-Business Days

(a)	Other than where paragraph (b) below applies, if an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	In respect of a Compounded Rate Loan, any rules specified as Business Day Conventions in Schedule 8 (Compounded Rate Terms) shall apply to each Interest Period for that Compounded Rate Loan or Unpaid Sum.”

2.12	The title of clause 10.1 shall be amended so that it reads: “Absence of quotations prior to Rate Switch Date”.

2.13	A new clause 10.2A (Interest calculation if no RFR or Central Bank Rate) shall be included as follows:

“Interest calculation if no RFR or Central Bank Rate

10.2A If:

(a)	there is no applicable RFR or Central Bank Rate for the purposes of calculating the Daily Non-Cumulative Compounded RFR Rate for an RFR Banking Day during an Interest Period for a Compounded Rate Loan; and

(b)	“Cost of funds will apply as a fallback” is specified in respect of that Loan in the Compounded Rate Terms for that Loan,

Clause 10.4 (Cost of funds) shall apply to that Loan for that Interest Period.”

2.14	Clause 10.2 (Market Disruption Event) shall be deleted in its entirety and replaced with Clause 10.2 (Market Disruption) as follows:

“10.2 Market disruption

(b)	In the case of a Term Rate Loan, if:

(i)	at or about noon (London time) on the next Business Day after the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant Interest Period; or

(ii)	before 10.00am (Singapore time) on the second Business Day in Singapore following the Quotation Day, the Agent receives notifications from a Lender or Lenders (whose participations in the relevant Term Rate Loan equal or exceed fifty per cent (50%) of that Term Rate Loan) that the cost to it of funding its participation in the relevant Term Rate Loan from whatever source it may reasonably select would be in excess of LIBOR, then clause 10.4 (Cost of funds) shall apply to that Term Rate Loan or relevant part of it for the relevant Interest Period.

(b)	In the case of a Compounded Rate Loan, if:

(i)	a Market Disruption Rate is specified in the Compounded Rate Terms; and

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(ii)	before the Reporting Time, the Agent receives notifications from a Lender or Lenders (whose participations in a Compounded Rate Loan equal or exceed fifty per cent (50%) of that Compounded Rate Loan) that the cost to it of funding its participation in the relevant Compounded Rate Loan or relevant part of it from the wholesale market for dollars would be in excess of the Market Disruption Rate, then clause 10.4 (Cost of funds) shall apply to that Compounded Rate Loan for the relevant Interest Period.”

2.15	Clause 10.3 (Market Disruption Event) shall be deleted in its entirety and replaced with the following:

“INTENTIONALLY DELETED”

2.16	Clause 10.4 (Alternative basis of interest or funding) shall be deleted in its entirety and replaced with Clause 10.4 (Cost of Funds) as follows:

“Cost of funds

10.4 If this clause 10.4 (Cost of funds) applies:

(a)	neither clause 8.1 (Calculation of interest- Term Rate Loan) nor clause 8.2 (Calculation of interest -- Compounded Rate Loan) shall apply to that Loan for that Interest Period and the rate of interest on each Lender’s share of that Loan or relevant part of it for that Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event:

(A)	in relation to a Term Rate Loan before interest is due to be paid in respect of that Interest Period; or

(B)	in relation to a Compounded Rate Loan, by the Reporting Time,

to be that which expresses as a percentage rate per annum its cost of funds relating to that

Loan; and

(b)	the Agent shall, as soon as practicable, notify the Borrowers.

If this Clause 10.4 applies and the Agent or the Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest. Any alternative basis agreed pursuant to clause 10.4, with the prior consent of all the Lenders be binding on all Parties.”

2.17	Clause 10.5 (Alternative basis of interest or funding) shall be deleted in its entirety and replaced with Clause 10.5 (Cost of Funds) as follows:

“10.5

If clause 10.4 (Cost of funds) applies pursuant to clause 10.2 (Market Disruption) and:

(i)	in relation to a Term Rate Loan:

(A)	a Lender’s Funding Rate is less than LIBOR; or

(B)	a Lender does not supply a quotation by the time specified in clause 10.4(a)(ii) above,

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

the cost to that Lender of funding its participation in that Loan or relevant part of it for that Interest Period shall be deemed, for the purposes of clause 10.4(a) above, to be LIBOR.

(ii)	In relation to a Compounded Rate Loan:

(A)	a Lender’s Funding Rate is less than the relevant Market Disruption Rate; or

(B)	a Lender does not supply a quotation by the relevant Reporting Time,

the cost to that Lender of funding its participation in that Loan or relevant part of it for that Interest Period shall be deemed, for the purposes of clause 10.4(a) above, to be the Market Disruption Rate.

2.18	Clauses 10.6 and 10. 7 (Break Costs) shall be deleted in its entirety and replaced with the following:

“Break Costs

10.6

(a)	Subject to paragraph (b) below, the Borrowers shall, within six (6) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrowers on a day prior to the last day of an Interest Period for that Loan or Unpaid Sum or relevant part of it.

(b)	Paragraph (a) above shall apply in respect of a Compounded Rate Loan if an amount is specified as Break Costs in Schedule 8 (Compounded Rate Terms).

10.7	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, confirm by email or otherwise the amount of its Break Costs for any Interest Period in which they accrue.”

2.19	Clause 16.2 (Amendment costs) shall be deleted in its entirety and replaced with the following: “16.2

If an Obligor requests an amendment, waiver or consent or an amendment or waiver is contemplated or agreed pursuant to clause 41.5 (Changes to reference rates), the Borrowers shall, within six (6) Business Days of demand by the Agent, reimburse the Agent for the amount of all documented costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by the Agent and the Security Agent (and by any Receiver) in responding to, evaluating, negotiating or complying with or implementing that request, requirement or actual or contemplated agreement.”

2.20	The reference to “Interbank Market” shall be amended to refer to “Relevant Market” in Clause 35.19 (Change of currency).

2.21	Clause 38.3 (Day count convention) shall be deleted in its entirety and replaced with the following:

“Day count convention and interest calculation

38.3

(a)	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and the amount of any such interest, commission or fee is calculated:

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(i)	on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Market differs, in accordance with that market practice; and

(ii)	subject to paragraph (b) below, without rounding.

(b)	The aggregate amount of any accrued interest, commission or fee which is, or becomes, payable by an Obligor under a Finance Document shall be rounded to 2 decimal places.”

2.22	Clause 41.5 (Replacement of Screen Rate) shall be deleted in its entirety and replaced with the Clause 41.5 (Changes to reference rates) as follows: “41.5

Changes to reference rates

(a)	Subject to clauses 41.6 to 41.7 ( Other exceptions), if a Published Rate Replacement Event has occurred in relation to any Published Rate for a currency which can be selected for a Loan, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)	enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)	adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority

Lenders) and the Borrowers.

(b)	An amendment or waiver that relates to, or has the effect of, aligning the means of calculation of interest on a Compounded Rate Loan under this Agreement to any recommendation of a Relevant Nominating Body which:

(i)	relates to the use of the RFR on a compounded basis in the international or any relevant loan markets; and

(ii)	is issued on or after the date of this Agreement,

may be made with the consent of the Agent (acting on the instructions of the Majority

Lenders) and the Borrowers.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(c)	If any Lender fails to respond to a request for an amendment or waiver described in clause 41.5(a) or 41.5(b) within ten (10) Business Days (or such longer time period in relation to any request which the Borrower and the Agent may agree) of that request being made:

(i)	its Commitment(s) shall not be included for the purpose of calculating the Total Commitments when ascertaining whether any relevant percentage of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(d)	In this clause 41.5: “Published Rate” means:

(a)	an RFR; or

(b)	the Screen Rate for any Quoted Tenor.

“Published Rate Replacement Event” means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Borrowers, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)	the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued;

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used;

(v)	in the case of the Screen Rate for any Quoted Tenor, the supervisor of the administrator of that Screen Rate makes a public announcement or publishes information:

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(A)	stating that that Screen Rate for that Quoted Tenor is no longer, or as of a specified future date will no longer be, representative of the underlying market or the economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and

(B)	with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication; or

(c)	the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrowers) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the period which is specified as the “RFR Contingency Period” in the Compounded Rate Terms relating to that Published Rate; or

(d)	in the opinion of the Majority Lenders and the Borrowers, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

“Replacement Reference Rate” means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Published Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Reference Rate” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Lenders and the Borrowers, generally accepted in the international or any relevant loan markets as the appropriate successor to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Borrowers, an appropriate successor to a Published Rate.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

2.23	The references to “Clause 10.2 (Market Disruption Event)” shall be amended to refer to “Clause 10.2 (Market Disruption)”.

2.24	The references to “Clause 10.4 (Alternative basis of interest or funding)” shall be amended to refer to “Clause 10.4 (Cost of Funds)”.

2.25	The references to “Clause 41.5 (Replacement of Screen Rate)” shall be amended to refer to “Clause 41.5 (Changes to reference rates)”.

2.26	Schedule 2 (Ship information) shall be deleted and replaced with the following new schedule:

Ship	Name	IMO number	Type of Ship	Owner	Flag state	Approved Classification Society
Ship 10	Hafnia Bering	9725603	Handy	Hafnia Tankers Shipholding Singapore Pie Ltd	SGP	Lloyds Register
Ship 11	Hafnia Magellan	9725615	Handy	Hafnia Tankers Shipholding Singapore Pie Ltd	SGP	Lloyds Register
Ship 12	Hafnia Malacca	9725627	Handy	Hafnia Tankers Shipholding Singapore Pie Ltd	SGP	Lloyd’s Register
Ship 13	Hafnia Sunda	9725639	Handy	Hafnia Tankers Shipholding Singapore Pie Ltd	SGP	Lloyd’s Register
Ship 14	Hafnia Torres	9729283	Handy	Hafnia Tankers Shipholding Singapore Pie Ltd	SGP	Lloyd’s Register
Ship 15	Hafnia Soya	9729271	Handy	Hafnia Tankers Shipholding Singapore Pie Ltd	SGP	Lloyd’s Register
Ship 16	Hafnia Pegasus	9461659	MR	Hafnia Tankers Singapore Sub-Holding Pie. Ltd.	DNK	Lloyd’s Register
Ship 17	Hafnia Crux	9461697	MR	Hafnia Tankers Singapore Sub-Holding Pie. Ltd.	DNK	Lloyd’s Register
Ship 18	Hafnia Lupus	9461685	MR	Hafnia Tankers Singapore Sub-Holding Pie. Ltd.	DNK	Lloyd’s Register
Ship 19	Hafnia Phoenix	9461702	MR	Hafnia Tankers Singapore Sub-Holding Pie. Ltd.	DNK	Lloyd’s Register
Ship 20	Hafnia Libra	9617959	MR	Hafnia Tankers Singapore Sub-Holding Pie. Ltd.	DNK	Lloyd’s Register
Ship 21	Hafnia Leo	9476824	MR	Hafnia Tankers Shipholding Alpha Pie Ltd	MLT	Lloyd’s Register
Ship 22	Hafnia Andromeda	9461661	MR	Hafnia Tankers Shipholding Alpha Pie Ltd	MLT	Lloyd’s Register
Ship 23	Hafnia Taurus	9461673	MR	Hafnia Tankers Shipholding Alpha Pie Ltd	MLT	Lloyd’s Register
Ship 24	Hafnia Nordica	9426283	MR	Hafnia Tankers Shipholding Alpha Pie Ltd	MLT	Nippon Kaiji Kyokai
Ship 25	Hafnia Lene	9726619	MR	Hafnia Tankers Shipholding Alpha Pie Ltd	MLT	DNVGL
Ship 26	Hafnia Ane	9709776	MR	Hafnia Tankers Shipholding Alpha Pie Ltd	MLT	DNVGL
Ship 27	Hafnia Daisy	9709788	MR	Hafnia Tankers Shipholding Alpha Pie Ltd	MLT	DNVGL
Ship 28	Hafnia Henriette	9726607	MR	Hafnia Tankers Shipholding Alpha Pie Ltd	MLT	DNVGL
Ship 29	Hafnia Kirsten	9732682	MR	Hafnia Tankers Shipholding Alpha Pie Ltd	MLT	DNVGL
Ship 30	Hafnia Lise	9726621	MR	Hafnia Tankers Shipholding Alpha Pie Ltd	MLT	DNVGL
Ship 31	Hafnia Lotte	9732694	MR	Hafnia Tankers Shipholding Alpha Pie Ltd	MLT	DNVGL
Ship 32	Hafnia Mikala	9732709	MR	Hafnia Tankers Shipholding Alpha Pie Ltd	MLT	DNVGL

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

2.27	A new Schedule 8 (Compounded Rate Terms) shall be inserted as follows:

“Schedule 8

Compounded Rate Terms

CURRENCY:	Dollar.

Cost of funds as a fa I/back

Cost of funds will apply as a fallback.

Definitions

Break Costs:	None specified.

Business Day Conventions (definition of “Month” and Clause 9.10 (Non-Business Days)):	(a)	If any period is expressed to accrue by reference to a Month or any number of Months then, in respect of the last Month of that period:

(i)	subject to paragraph (iii) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(ii)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(iii)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

(b)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Central Bank Rate:	(a)	The short-term interest rate target set by the US Federal Open Market Committee as published by the Federal Reserve Bank of New York from time to time; or

	(b)	if that target is not a single figure, the arithmetic mean of:

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

(i)	the upper bound of the short-term interest rate target range set by the US Federal Open Market Committee and published by the Federal Reserve Bank of New York; and

(ii)	the lower bound of that target range.

Central Bank Rate Adjustment:

means in relation to the Central Bank Rate prevailing at close of business on any RFR Banking Day, the twenty per cent (20%) trimmed arithmetic mean (calculated by the Agent of the Central Bank Rate Spreads for the five most immediately preceding RFR Banking Days for which the RFR is available.

Central Bank Rate Spread:	means, in relation to any relevant RFR Banking Day, the difference (expressed as a percentage rate per annum) calculated by the Agent:

(a)	the RFR for that relevant RFR Banking Day; and

(b)	the Central Bank Rate prevailing at close of business on that RFR Banking Day.

Credit Adjustment Spread:	[REDACTED] per cent. per annum

Daily Rate:	The “Daily Rate” for any RFR Banking Day is: (a) the RFR for that RFR Banking Day; or

(b)	if the RFR is not available for that RFR Banking Day, the percentage rate per annum which is the aggregate of:

(i)	the Central Bank Rate for that RFR Banking Day; and

(ii)	the applicable Central Bank Rate Adjustment; or

(c)	if paragraph (b) above applies but the Central Bank Rate for that RFR Banking Day is not available, the percentage rate per annum which is the aggregate of:

(i)	the most recent Central Bank Rate for a day which is no more than five (5) RFR Banking Days before that RFR Banking Day; and

(ii)	the applicable Central Bank Rate Adjustment,

rounded, in either case, to five (5) decimal places and if, in either case, the aggregate of that rate and the applicable Credit Adjustment Spread is less than zero, the Daily Rate shall be deemed to be such a rate that the aggregate of the Daily Rate and the applicable Credit Adjustment Spread is zero.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

Lookback Period:	Five RFR Banking Days.

Market Disruption Rate:	The percentage rate per annum which is the aggregate of:

(a)	the Cumulative Compounded RFR Rate for the Interest Period of the relevant Compounded Rate Loan; and

(b)	the applicable Credit Adjustment Spread.

Relevant Market:	The market for overnight cash borrowing collateralised by US Government securities.

Reporting Day:	The Business Day which follows the day which is the Lookback Period prior to the last day of the Interest Period.

RFR:	The secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate).

RFR Banking Day:	Any day other than:

(a)	a Saturday or Sunday; and

(b)	a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities.

RFR Contingency Period:	30 days

Reporting Times

Deadline for the Lenders to report market disruption in accordance with Clause 10.2 (Market disruption)	Close of business in Singapore (or Amsterdam, in relation to a Lender acting through its Facility Office in Amsterdam) on the Reporting Day for the relevant Loan.

Deadline for the Lenders to report their cost of funds in accordance with Clause 10.4 (Cost of funds)	Close of business on the date falling two (2) Business Days after the Reporting Day for the relevant Loan (or, if earlier, on the date falling three (3) Business Days before the date on which interest is due to be paid in respect of the Interest Period for that Loan).”

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

2.28	A new Schedule 9 (Daily Non-Cumulative Compounded RFR Rate) to be inserted as follows:

“Schedule 9

Daily Non-Cumulative Compounded RFR Rate

The “Daily Non-Cumulative Compounded RFR Rate” for any RFR Banking Day “i” during an Interest Period for a Compounded Rate Loan is the percentage rate per annum (without rounding, to the extent reasonably practicable for the Agent performing the calculation, taking into account the capabilities of any software used for that purpose) calculated as set out below:

 where:

“UCCDR” means the Unannualised Cumulative Compounded Daily Rate for that RFR Banking Day “i”;

“UCCDR~” means, in relation to that RFR Banking Day “i”, the Unannualised Cumulative Compounded Daily Rate for the immediately preceding RFR Banking Day (if any) during that Interest Period;

“dee” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number;

“n;” means the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day; and

the “Unannualised Cumulative Compounded Daily Rate” for any RFR Banking Day (the “Cumulated RFR Banking Day”) during that Interest Period is the result of the below calculation (without rounding, to the extent reasonably practicable for the Agent performing the calculation, taking into account the capabilities of any software used for that purpose):

where:

“ACCOR” means the Annualised Cumulative Compounded Daily Rate for that Cumulated RFR Banking Day;

“tn” means the number of calendar days from, and including, the first day of the Cumulation Period to, but excluding, the RFR Banking Day which immediately follows the last day of the Cumulation Period;

“Cumulation Period” means the period from, and including, the first RFR Banking Day of that

Interest Period to, and including, that Cumulated RFR Banking Day;

“dee” has the meaning given to that term above; and

the “Annualised Cumulative Compounded Daily Rate” for that Cumulated RFR Banking Day is the percentage rate per annum (rounded to five (5) decimal places) calculated as set out below:

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

where:

“do” means the number of RFR Banking Days in the Cumulation Period;

“Cumulation Period” has the meaning given to that term above;

“i” means a series of whole numbers from one to do, each representing the relevant RFR Banking Day in chronological order in the Cumulation Period;

“Daily Rate_s” means, for any RFR Banking Day “i” in the Cumulation Period, the Daily Rate for the

RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“n” means, for any RFR Banking Day “i” in the Cumulation Period, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dee” has the meaning given to that term above; and

“tn” has the meaning given to that term above.

2.29	A new Schedule 10 (Cumulative Compounded RFR Rate) to be inserted as follows:

“Schedule 10

Cumulative Compounded RFR Rate

The “Cumulative Compounded RFR Rate” for any Interest Period for a Compounded Rate Loan is the percentage rate per annum (rounded to the same number of decimal places as is specified in the definition of “Annualised Cumulative Compounded Daily Rate” in Schedule 9 (Daily Non-Cumulative Compounded RFR Rate)) calculated as set out below:

“do” means the number of RFR Banking Days during the Interest Period;

“i” means a series of whole numbers from one to do, each representing the relevant RFR Banking Day in chronological order during the Interest Period;

“Daily Rate.ts” means for any RFR Banking Day “i” during the Interest Period, the Daily Rate for the

RFR Banking Day which is the applicable Lookback Period prior to that RFR Banking Day “i”;

“n” means, for any RFR Banking Day “i”, the number of calendar days from, and including, that RFR Banking Day “i” up to, but excluding, the following RFR Banking Day;

“dee” means 360 or, in any case where market practice in the Relevant Market is to use a different number for quoting the number of days in a year, that number; and

“d” means the number of calendar days during that Interest Period.

3	Continuing obligations

The provisions of the Original Agreement will, except as amended by this Agreement, continue in full force and effect.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

4	Effective date

4.1	The amendments to be made to the Original Agreement by this Agreement will take effect on and from the date (Effective Date) on which the Agent notifies the Borrowers and the Finance Parties in writing that the Agent has received the following documents in form and substance satisfactory to it:

(a)	A copy of the Constitutional Documents of the Borrowers, the Shareholders and the Parent (or alternatively a confirmation from each of them on the date of this Agreement that the Constitutional Documents last provided to the Agent remains correct, complete and in full force and effect).

(b)	A copy of the resolutions of the board of directors of the Borrowers, the Shareholders and the Parent (or, if applicable, any committee of such board empowered to approve and authorise the following matters):

(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

(ii)	authorising a specified person or persons to execute this Agreement; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement,

(or alternatively a confirmation from each of them on the date of this Agreement that the resolutions of the board of directors last provided to the Agent remains correct, complete and in full force and effect).

(c)	A copy of the specimen signatures of each person authorised by the resolutions referred to in paragraph (b) above in relation to this Agreement and any related documents (or alternatively a confirmation from each of them on the date of this Agreement that the specimen signatures last provided to the Agent remain correct, complete and in full force and effect).

(d)	A copy of any power of attorney under which any person is to execute this Agreement on behalf of each Borrower, each Shareholder and the Parent (or alternatively a confirmation from each of them on the date of this Agreement that the power of attorney last provided to the Agent remains correct, complete and in full force and effect).

(e)	This Agreement duly executed by the Borrowers, the Shareholders and the Parent.

(f)	The amendments to the Mortgages in respect of any Ship flagged in Denmark, company searches conducted in respect of the owner of any Ship flagged in Denmark and evidence that the amendments to those Mortgages in respect of those Ships flagged in Denmark has been registered against the relevant Ship through the relevant Registry under the laws and flag of the relevant Flag State.

(g)	Evidence that any fees, commissions, costs and expenses that are due from the Borrowers have been paid or will be paid by the Effective Date.

(h)	Issuance of a legal opinion of Norton Rose Fulbright (Asia) LLP addressed to the Agent on matters of English law, substantially in the form approved by the Agent.

(i)	A legal opinion of Kromann Reumert addressed to the Agent on matters of Danish law, substantially in the form approved by the Agent.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

5	Confirmations

5.1	Each of the Borrowers and the Parent (by their acknowledgement of this Agreement):

(a)	confirms its acceptance of the Original Agreement as amended by this Agreement;

(b)	agrees that it is bound (to the extent it was bound by the Original Agreement as amended by this Agreement) by the Original Agreement as amended by this Agreement; and

(c)	confirm and agree that their obligations and liabilities under each of the Finance Documents to which they are a party shall remain and continue in full force and effect notwithstanding the amendments to the Original Agreement contained in this Agreement (and any related amendments to the Hedging Contracts) and that the Security Documents remain effective to secure the Original Agreement as amended by this Agreement (and any related amendments to the Hedging Contracts).

5.2	On the date of this Agreement, each of the Borrowers and the Parent (by their acknowledgement of this Agreement) represent to the Agent that:

(a)	this Agreement is, and following the Effective Date the Original Agreement as amended by this Agreement will be, its legally binding, valid and enforceable obligations;

(b)	it has the power to enter into this Agreement and to perform this Agreement, the Original Agreement as amended by this Agreement and any related amendments to the Hedging Contracts; and

(c)	it has taken all necessary action to authorise its entry into, performance and delivery of this Agreement, the Original Agreement as amended by this Agreement and any related amendments to the Hedging Contracts.

5.3	The Majority Lenders have consented to the Borrowers’ request to make changes to the terms of the Original Agreement and the Hedging Contracts relating to the benchmark of LIBOR, to be replaced by a successor rate which meets regulatory requirements in anticipation of the discontinuation of the publication of LIBOR..

6	Fees and expenses

The Borrowers shall within six (6) Business Days of demand by the Agent, pay to the Agent the amount of all documented costs and expenses (including fees, costs and expenses of legal advisers and other consultants and advisers) reasonably incurred by the Agent in connection with the negotiation, preparation and execution of this Agreement and any other documents related to this Agreement.

7	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

8	Enforcement

Clause 46 (Enforcement) of the Original Agreement shall apply to this Agreement, mutatis mutandis.

9	Miscellaneous

9.1	References in the Original Agreement to “this Agreement” and references in the other Finance Documents to “the Facility Agreement” shall, with effect from the date hereof be references to the

Original Agreement as am ended by this Agreement and words such as “herein”, “hereof, “hereafter”, “hereby” and “hereto”, where they appear in the Original Agreement or Finance Document (as applicable), shall be construed accordingly.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

9.2	Save as may be am ended or varied hereby, the terms of the Original Agreement and the other Finance Documents shall remain unaltered and in full force and effect and shall be read and construed as the same may have been amended by this Agreement.

9.3	This Agreement may be executed in counterparts and by each party on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

SIGNATURES

BORROWERS

SIGNED by	)

for and on behalf of	) )

HAFNIA TANKERS SHIPHOLDING	)	Petrus Wouter van Echtelt

SINGAPORE PTE. LTD.	)

SIGNED by	)

for and on behalf of	) )

HAFNIA TANKERS SHIPHOLDING	)	Petrus Wouter van Echtelt

ALPHA PTE. LTD.	)

SIGNED by	)

for and on behalf of	) )

HAFNIA TANKERS SINGAPORE	)	Petrus Wouter van Echtelt

SUB-HOLDING PTE. LTD.	)

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

SIGNED by	)

for and on behalf of	) )

HAFNIA LIMITED	)	Petrus Wouter van Echtelt

SHAREHOLDERS

SIGNED by	)

for and on behalf of	) )

HAFNIA TANKERS SINGAPORE PTE. LTD.	)	Petrus Wouter van Echtelt

We hereby confirm and agree that notwithstanding the changes to the Original Agreement contemplated by this Agreement our obligations and liabilities under each of the Finance Documents to which we are a party shall remain and continue in full force and effect notwithstanding the amendments to the Original Agreement contained in this Agreement (and any related amendments to the Hedging Contracts) and that the Security Documents to which we are a party remain effective to secure the Original Agreement as amended by this Agreement (and any related amendments to the Hedging Contracts).

SIGNED by	)

for and on behalf of	) )

HAFNIA TANKERS SINGAPORE	)	Petrus Wouter van Echtelt

HOLDING PTE. LTD.	)

We hereby confirm and agree that notwithstanding the changes to the Original Agreement contemplated by this Agreement our obligations and liabilities under each of the Finance Documents to which we are a party shall remain and continue in full force and effect notwithstanding the amendments to the Original Agreement contained in this Agreement (and any related amendments to the Hedging Contracts) and that the Security Documents remain effective to secure the Original Agreement as amended by this Agreement (and any related amendments to the Hedging Contracts).

CONFIDENTIAL TREATMENT REQUESTED BY HAFNIA LIMITED PURSUANT TO 17 C.F.R. SECTION 200.83

AGENT

For and on behalf of NORDEA BANK ABP, FILIAL I NORGE (as Agent)

By:	[REDACTED]

Senior Agency Manager

for Nordea Bank Abp,
Filial | Nogre
Loan Agency Team-Norway
[REDACTED]
Senior Agency Manager